Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

	Contact:	David Christensen
CFO
For Immediate Release		HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Reports First Quarter 2006 Results

Strong Revenue Growth Reflects Enventis Acquisition

MANKATO, Minn., May 8, 2006—HickoryTech Corporation (Nasdaq: HTCO) today reported financial results for its 2006 first quarter ended March 31, 2006:

•                  Total revenues were $35.5 million, a 53.5 percent increase compared to the first quarter of 2005, reflecting higher than expected revenues from Enventis Telecom, which was acquired Dec. 30, 2005. Overall revenues, including Enventis, were on the lower end of February guidance given by the company.

•                  Net income was $1.4 million, down 34.4 percent compared with the same period a year ago. The decline, anticipated in the company’s February guidance, is attributable to the combination of declining Telecom network access revenues and acquisition integration costs for Enventis Telecom.

•                  Diluted earnings per share from continuing operations were 11 cents for the most recent quarter, a decline of 31.3 percent.

•                  Higher than anticipated operating results from the Enventis Telecom Sector were a contributing factor in enabling the company to meet overall expectations and its guidance provided in February.

•                  Overall costs and expenses were lower than anticipated. Total costs and expenses rose to $31.5 million, due to the addition of the Enventis Sector operations and integration-related expenses.

•                  Debt as of March 31, 2006 was $136.9 million, a decline from $142.8 million as of Dec. 31, 2005.

Consolidated Results for the First Quarter 2006

HickoryTech’s consolidated operating revenues for the quarter were $35.5 million; an increase of 53.5 percent compared to the three months ended March 31, 2005. The dramatic boost in revenues is due to the addition of Enventis Telecom and its new revenue streams, consisting of $4.1 million of transport revenue and $10.0 million of enterprise system revenue. Without this acquisition, revenues would have declined by $1.7 million or 7.4 percent as compared to the first quarter of 2005.

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HickoryTech Reports First Quarter Results

HickoryTech reported $1.4 million in income from continuing operations in the first quarter of 2006, a 34.4 percent decrease from the same period in 2005. Diluted earnings per share from continuing operations were 11 cents per share for the quarter, versus 16 cents per share in the prior year’s first quarter. Net income and earnings per share were within the range provided in earlier guidance, and include acquisition integration costs that the company had planned for and will continue through the remainder of 2006.

The decline in net profitability from the first quarter of 2005 is primarily the result of three factors: the anticipated decline in network access revenues; higher interest expense associated with increased debt used to fund the Enventis acquisition; and acquisition integration costs, which are unique to the first year after the acquisition. The Enventis acquisition integration costs are approximately $550,000 in the first quarter of 2006, and will be at this approximate level each quarter in 2006. Interest expense for the first quarter of 2006 was $1.6 million, compared with $1.0 million in the same quarter of 2005. HickoryTech’s debt as of March 31, 2006 was $136.9 million, a decline from $142.8 million at Dec. 31, 2005, and an increase from the $99.4 million as of March 31, 2005. In addition to reducing debt in the first three months of 2006, the company invested $4.3 million in capital assets and paid quarterly dividends of 12 cents per share, consistent with HickoryTech’s 2006 capital allocation plan.

“Our first quarter results demonstrate how the Enventis Telecom acquisition has diversified our sources of revenue and opportunities for growth,” said John Duffy, HickoryTech’s president and chief executive officer. “As expected, our Telecom Sector achieved strong Broadband revenues, however not enough to offset the decline in network access revenue. We believe that Broadband growth in combination with $4 million in additional quarterly revenue from the Enventis transport business will put us on a growth track going forward. We are very pleased with the first quarter performance of Enventis. It is one of the key reasons our consolidated results were well within our guidance.”

Telecom Sector

In the first quarter of 2006, the Telecom Sector experienced many of the same trends as previous quarters, with increasing revenue from Broadband services such as Digital TV, and anticipated declining revenues from network access from interexchange carriers.

Key Telecom Sector metrics for the 2006 first quarter:

•                  Revenues were $18.0 million, versus $19.4 million a year ago. With the addition of the Enventis Sector, which is reported in a separate operating segment, Telecom Sector revenues now represent just over half of HickoryTech’s consolidated revenues.

•                  Broadband initiatives, consisting of data and Digital TV revenues, rose to $1.7 million, versus $1.4 million in the first quarter of last year, a 20 percent increase.

•                  Network access revenues were $7.3 million, compared to $9.0 million in the same quarter last year. This decline is due to rate changes, lower overall minutes of use, re-routed network traffic, and lower demand for circuits provided under regulated tariffs.

•                  Total DSL lines continued to grow, with total DSL lines rising to 13,820, versus 11,337 for the first quarter of 2005, an increase of 21.9 percent.

•                  Total Digital TV customers increased to 2,967, up 44.9 percent over 2,048 a year ago.

Enventis Telecom Sector

The Enventis Sector was a meaningful contributor to consolidated operating income in its first quarter of operation as part of HickoryTech. Enventis revenue was $14.1 million, consisting of approximately $10.0 million from enterprise network systems and $4.1 million from transport systems. Transport system revenues also include Encompass Unified Communications’ hosted solutions, which is a fully integrated hosted communications service provided primarily to small and medium businesses.

Enterprise Solutions Sector

Enterprise Solutions first quarter revenue was $2.7 million, a 16.4 percent decline from the same period last year, due to lower installation and equipment revenue. This decline was partially offset by a significant increase in service revenue compared with the same quarter of 2005.

Outlook

“We are confident about the balance of 2006 and beyond,” Duffy said. “The Enventis integration is progressing very well, and our entire organization has become even more focused on  business development and service delivery to our target customer segments -- from consumers in small towns to very large multi-national enterprises. While business conditions in our industry remain challenging, we see ample opportunities along our fiber networks and in our markets to further develop our customer base and grow revenues, and we are working hard to make that a reality.”

Further information on the first quarter results, as well as additional guidance regarding management’s outlook, will be given during the company’s quarterly conference call and Webcast with investors at 8:00 a.m. Central Daylight Time on May 9, 2006. Investors can access the Webcast through a link on HickoryTech’s Investor Relations page at www.HickoryTech.com.

About HickoryTech

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 460 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech provides a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. Enventis Telecom provides IP-based voice and data services and network solutions on a statewide SONET-based network. The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company's Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005
Operating revenues:
Telecom Sector	$17,968	$19,345
Information Solutions Sector	688	488
Enterprise Solutions Sector	2,737	3,275
Enventis Sector	14,084	—

Total operating revenues	35,477	23,108

Costs and expenses:
Cost of sales, Enterprise Solutions and Enventis	11,027	2,268
Cost of services, excluding depreciation and amortization	8,960	8,053
Selling, general and administrative expenses, excluding depreciation and amortization	7,185	4,027
Depreciation	4,074	4,001
Amortization of intangibles	293	237
Total costs and expenses	31,539	18,586

Operating income	3,938	4,522

Interest and other income	31	8
Interest expense	(1,649)	(977)

Income before income taxes	2,320	3,553
Income tax provision	931	1,437
Net income	$1,389	$2,116

(Not in thousands)

Basic earnings per share:	$0.11	$0.16

Dividends per share	$0.12	$0.12

Basic weighted average common shares outstanding	13,133,817	13,059,024

Diluted earnings per share:	$0.11	$0.16

Diluted weighted average common and equivalent shares outstanding	13,147,586	13,090,905

Consolidated Balance Sheet

(unaudited)

	March 31,	December 31,
(Dollars in Thousands)	2006	2005
Assets
Current assets:
Cash and cash equivalents	$265	$601
Receivables, net of allowance for doubtful accounts of $322 and $334	20,491	19,867
Costs in excess of billings on contracts	302	462
Inventories	5,839	4,577
Deferred income taxes	300	300
Prepaid expenses	2,248	5,066
Other	1,059	1,155
Total current assets	30,504	32,028

Investments	3,554	3,407

Property, plant and equipment	294,460	290,499
Less accumulated depreciation	145,234	141,157
Property, plant and equipment, net	149,226	149,342
Other assets:
Goodwill	26,984	27,109
Intangible assets, net	4,019	4,312
Financial derivative instruments	3,719	3,429
Deferred costs and other	3,473	3,640
Total other assets	38,195	38,490
Total assets	$221,479	$223,267

Liabilities and Shareholders’ Equity
Current liabilities:
Cash overdraft	$—	$514
Short-term financing	4,456	—
Accounts payable	5,079	5,224
Accrued expenses	5,560	6,809
Accrued interest	349	—
Accrued income taxes	5,593	4,765
Billings in excess of costs on contracts	235	283
Advanced billings and deposits	4,180	4,577
Current maturities of long-term obligations	1,714	1,778
Total current liabilities:	27,166	23,950
Long-term obligations, net of current maturities	135,198	140,980
Deferred income taxes	15,524	15,346
Deferred revenue and employee benefits	8,320	7,982
Total liabilities	186,208	188,258
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000,000 shares outstanding: 13,144,245 in 2006 and 13,124,928 in 2005	1,314	1,312
Additional paid-in capital	9,534	9,262
Retained earnings	22,184	22,371
Accumulated other comprehensive income	2,239	2,064
Total shareholders’ equity	35,271	35,009
Total liabilities and shareholders’ equity	$221,479	$223,267

The accompanying notes are an integral part of the consolidated financial statements.

Telecom Sector Recap – Continuing Operations

(unaudited)

	Three Months Ended March 31,
(Dollars in Thousands)	2006	2005
ILEC
Revenues
Local service	$3,708	$3,736
Network access	6,857	8,494
Data	645	570
Intersegment	51	51
Other	1,512	1,666
Total revenues	$12,773	$14,517

Key Metrics
Access lines	55,100	59,612
DSL customers	9,558	7,784

CLEC
Revenues
Local service	$887	$889
Network access	484	518
Long distance	1,148	1,142
Internet	1,153	1,071
Data	746	618
Digital TV	285	208
Other	543	433
Total revenues	$5,246	$4,879

Key Metrics
Access lines
Overbuild	11,414	10,466
Unbundled network element (UNE)	1,577	1,760
Total service resale (TSR)	1,465	1,797
Total	14,456	14,023
Long distance customers	40,372	44,423
Internet customers	18,959	17,718
DSL customers	4,262	3,553
Digital TV customers	2,967	2,048

Total Continuing Telecom Sector
Revenues	$18,019	$19,396
Cost of services, excluding depreciation and amortization	7,461	7,412
Selling, general and administrative expenses, excluding depreciation and amortization	2,690	2,684
Depreciation and amortization	3,204	3,536
Operating income	$4,664	$5,764

Net income	$2,880	$3,432

Other
Capital expenditures	$2,962	$1,372
Customers	128,887	135,776
DSL customers	13,820	11,337
Digital TV customers	2,967	2,048